WARNING: THE EDGAR SYSTEM ENCOUNTERED ERROR(S) WHILE PROCESSING THIS SCHEDULE.


                         CREDIT AGREEMENT



     This CREDIT AGREEMENT dated as of January 31, 1996 is entered into among PILGRIM'S PRIDE, S.A. DE C.V., (the ``BORROWER'') and INTERNATIONALE
NEDERLANDEN (U.S.) CAPITAL CORPORATION (the  ``LENDER''),  PILGRIM'S  PRIDE
CORPORATION  (the ``COMPANY''), AVICOLA PILGRIM'S PRIDE DE MEXICO, S.A.  DE
C.V. (the ``PARENT''), COMPANIA INCUBADORA AVICOLA PILGRIM'S PRIDE, S.A. DE
C.V., PRODUCTORA  Y  DISTRIBUIDORA DE ALIMENTOS, S.A. DE C.V., IMMOBILIARIA
AVICOLA PILGRIM'S PRIDE,  S.  DE  R.L. DE C.V. and CIA. INCUBADORA HIDALGO,
S.A. DE C.V. The Borrower, the Lender, the Company and the Parent agree as follows:


                            SECTION 1.
                            DEFINITIONS

1.@  DEFINED TERMS.

     As used in this Agreement, the following terms have the following meanings:

          ``ACCOUNTS RECEIVABLE'' means with respect to Parent and its Subsidiaries any right to payment owed by any Person (other than an affiliate of Parent or any of its Subsidiaries) that is due within one year from any invoice date for goods sold or leased or for services rendered no matter how evidenced, including, but not limited to, accounts receivable, contract rights, notes, drafts, acceptances and other forms of obligations and receivables, all as determined in conformity with GAAP.

          ``AGREEMENT''   means   this   Credit   Agreement,   as  amended,
     supplemented or modified from time to time.

          ``APPLICABLE MARGIN'' means, with respect to each LIBO Rate Loan and Prime Rate Loan, the rate of interest per annum shown below for the range of Leverage Ratio specified for each column:



                         <0.45      *.45 TO 1 AND      *.50 TO 1 AND        *.60 TO 1
   LEVERAGE RATIO        TO 1         <0.5 TO 1          <.60 TO 1        AND <.70 TO 1
LIBO Rate Loans       1.75%       2.125%            2.375%             2.75%
Prime Rate Loans      1.00%       1.125%            1.375%             1.75%



     Not later than 5 Business Days after receipt by the Lender of the financial statements called for by Section 7.4 of the Company Credit
     Agreement for the applicable fiscal quarter of Company, the Lender shall determine the Leverage Ratio for the applicable period and shall promptly notify the Borrower of such determination and of any change in the Applicable Margins resulting therefrom. Any such change in the Applicable Margins shall be effective as of the date the Lender so notifies the Borrower with respect to all Loans outstanding on such date, and such new Applicable Margins shall continue in effect until the effective date of the next quarterly redetermination in accordance with this Section. Each determination of the Leverage Ratio and Applicable Margins by the Lender in accordance shall be conclusive and binding absent manifest error. From the Closing Date until the date the Applicable Margins are first adjusted as set forth above, the Applicable Margins shall be (x) 2.375% per annum with respect to each LIBO Rate Loan and 1.375% per annum with respect to each Prime Rate
     Loan.

          ``BORROWER''   has  the  meaning  set  forth  in the introductory
     paragraph of this Agreement.

          ``BORROWING''   has   the   meaning   assigned   that   term   in
subsection 2.1.

          ``BUSINESS DAY'' means a day other than a Saturday, Sunday or a day on which commercial banks in New York or the New York Stock
     Exchange are authorized or required by law to close.

          ``CAPITAL LEASE'' means, as applied to any Person, any lease of any property (whether real, personal or mixed) by that Person as lessee which would, in accordance with GAAP, be required to be accounted for as a capital lease on the balance sheet of that Person.

          ``CLOSING DATE'' means the date of execution of this Agreement by the parties hereto.

          ``COMMITMENT'' means the amount of $10,000,000 as such amount may be reduced pursuant to subsection 2.1D.

          ``COMPANY'' has the meaning set forth in the introductory paragraph of this Agreement.

          ``COMPANY CREDIT AGREEMENT''  means  that  certain Secured Credit
     Agreement dated as of May 27, 1993 by and among Company, Harris Trust and Savings Bank, individually and as agent thereunder, and the other lenders party thereto, as such agreement may be amended, supplemented or modified from time to time.

          ``COMPANY CUMULATIVE NET OPERATING PROFITS'', means, an amount determined as of the last day of a fiscal quarter or fiscal year of Company equal to (a) gross revenues LESS (b) cost of goods sold, LESS
     (c) sales, general and administrative expenses, all as determined on a consolidated cumulative basis for Company and its Subsidiaries from the first day of such fiscal year through the date of determination.

          ``CONSOLIDATED  CURRENT   ASSETS''   means,   at   any   date  of
     determination, the total assets of the Parent and its Subsidiaries  on a  consolidated  basis  which  may  properly  be classified as current assets in conformity with GAAP.

          ``CONSOLIDATED CURRENT LIABILITIES'' means, at any date of determination, the consolidated liabilities of the Parent and its Subsidiaries which may properly be classified as current liabilities in conformity with GAAP, excluding liabilities classified on the financial statements of Borrower as a ``return of capital payable'' in accordance with the Parent's historical accounting practices.

          ``DEBT'' means with respect to any Person as of any time the same is to be determined, the aggregate of:

          (a) all indebtedness, obligations and liabilities of such Person with respect to borrowed money (including by the issuance of debt securities);

          (b)  all    guaranties,   endorsements   and   other   contingent
     obligations of such  Person  with respect to indebtedness arising from money borrowed by others;

          (c) all reimbursement and other obligations with respect to letters of credit, bankers acceptances, customer advances and other extensions of credit whether or not representing obligations for borrowed money;

          (d) the aggregate of the principal components of all leases and other agreements for the use, acquisition or retention of real or personal property which are required to be capitalized under generally accepted accounting principles consistently applied;

          (e) all indebtedness, obligations and liabilities representing the deferred purchase price property or services; and

          (f) all indebtedness secured by a lien on the Property of such Person, whether or not such Person has assumed or become liable for the payment of such indebtedness.

          ``DOLLARS'' and ``$'' means Dollars in lawful currency of the United States of America.

          ``FEDERAL FUNDS RATE'' means, for any period, a fluctuating interest rate equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business
     Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Lender from three Federal funds brokers of recognized standing selected by the Lender.

          ``GAAP'' means generally accepted accounting principles set forth in the opinions and pronouncements  of the Accounting Principles Board
     of  the  American  Institute  of  Certified   Public  Accountants  and
     statements  and pronouncements of the Financial  Accounting  Standards
     Board or in such  other  statements  by  such  other  entity as may be approved by a significant segment of the accounting profession.

          ``GUARANTOR'' means each of Company, Parent, Compania  Incubadora
     Avicola  Pilgrim's Pride, S.A. de C.V., Productora y Distribuidora  de
     Alimentos,  S.A.  de C.V., Immobiliaria Avicola Pilgrim's Pride, S. de
     R.L.  de  C.V.,  and  CIA.   Incubadora  Hidalgo,  S.A.  de  C.V.  and
     ``GUARANTORS''  means Company,  Parent,  Compania  Incubadora  Avicola
     Pilgrim's  Pride,   S.A.   de  C.V.,  Productora  y  Distribuidora  de
     Alimentos, S.A. de C.V., Immobiliaria  Avicola  Pilgrim's Pride, S. de
     R.L. de C.V., and CIA. Incubadora Hidalgo, S.A. de C.V., collectively.

          ``GUARANTY'' means that certain Guaranty dated  as of the Closing
     Date in substantially the form of EXHIBIT B annexed hereto, executed and delivered by each Guarantor pursuant to subsection 4.1A.

          ``HIGHEST   LAWFUL   RATE''    has   the  meaning  set  forth  in
     subsection 8.10.

          ``INTEREST PAYMENT DATE'' means, as to any Prime Rate Loan until payment in full, the Maturity Date and the last day of each March, June, September and December commencing on the first of such days to occur after a Prime Rate Loan is made. As to any LIBO Rate Loan with an Interest Period of three months or less, until payment in full, the last day of such Interest Period and the Maturity Date, and as to any LIBO Rate Loan with an Interest Period in excess of three months, until payment in full, (i) the same day of each three months following the beginning of such Interest Period, (ii) the last day of such Interest Period and (iii) the Maturity Date.

          ``INTEREST PERIOD'' means, with respect to any LIBO Rate Loan:

               (i) initially, the period commencing on, as the case may be, the Borrowing or conversion date with respect to such LIBO
          Rate Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of Borrowing as provided in subsection 2.1B or its notice of conversion as provided in subsection 2.4; and

               (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBO Rate
          Loan and ending one, two, three or six months thereafter as selected by the Borrower in its notice of continuation as provided in subsection 2.4;

     PROVIDED, that all of the foregoing  provisions  relating  to Interest
     Periods are subject to the following:

               (a) if any Interest Period for a LIBO Rate Loan would otherwise end on a day which is not a LIBO Business Day, that Interest Period shall be extended to the next succeeding LIBO
          Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding
          LIBO Business Day;

               (b) the Borrower may not select an Interest Period with respect to any portion of principal of a LIBO Rate Loan which extends beyond a date on which the Borrower is required to make a scheduled payment of that portion of principal; and

               (c) there shall be no more than six Interest Periods with respect to LIBO Loans outstanding at any time.

          ``INVENTORY'' means all raw materials, work in process, finished goods and goods held for sale or lease or furnished or to be furnished under contracts of service in which Parent or any of its Subsidiaries now has or hereafter acquires any right, all as determined in conformity with GAAP.

          ``LEVERAGE  RATIO''  means the ratio  for  the  Company  and  its
     Subsidiaries of (a) the aggregate  outstanding principal amount of all
     Debt  (other  than  Debt  consisting  of   reimbursement   and   other
     obligations with respect to undrawn letters of credit) to (b) the  sum of  the aggregate outstanding principal amount of all Debt included in the clause (a) above PLUS Net Worth.

          ``LENDER'', has the meaning set forth in the introductory paragraph of this Agreement.

          ``LENDING OFFICE'' means Lender's office located at its address identified on the signature pages hereof as its Lending Office, or such other office as such Lender may hereafter designate as its Lending Office by notice to the Borrower.

          ``LIBO BUSINESS DAY'' means a day which is a Business Day and on which dealings in Dollar deposits may be carried out in the London interbank market.

          ``LIBO RATE'' means, for each Interest Period (i) the rate of interest determined by the Lender at which deposits for the relevant
     Interest Period would be offered to the Lender in the approximate amount of the relevant LIBO Rate Loan in the London interbank market upon request of the Lender at 11:00 A.M. (London time) on the day which is two (2)LIBO Business Days prior to the first day of such Interest Period, divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on the day which is two (2) LIBO Business Days prior to the beginning of such Interest
     Period (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board of Governors of the Federal Reserve System or other governmental authority having jurisdiction with respect thereto, as in effect at the time the Lender quotes the rate to the Borrower) for Eurocurrency funding of domestic assets (currently referred to as ``Eurocurrency liabilities'' in Regulation D of such Board) which are required to be maintained by a member bank of such System (such rate to be adjusted to the next higher 1/16 of 1%).

          ``LIBO RATE LOANS'' means Loans hereunder at such time as they accrue interest at a rate based upon the LIBO Rate.

          ``LIEN'' means any lien, mortgage, deed of trust, pledge, security interest, charge or encumbrance of any kind (including any conditional sale or other title retention agreement, any lease in the nature thereof, and any agreement to give any security interest).

          ``LOANS'' means loans made by the Lender to the Borrower pursuant to subsection 2.1.

          ``LOAN DOCUMENTS'' means this Agreement, the Note, the Guaranty, and any other document required by the Lender in connection with this Agreement and/or the credit extended hereunder.

          ``MATURITY DATE'' means January 31, 1998.

          ``NET WORTH'' means the Total Assets minus the Total Liabilities of the Company and its Subsidiaries, all determined on a consolidated basis in accordance with GAAP.

          ``NOTE''  has the meaning assigned that term in subsection 2.1E.

          ``PARENT''  has  the  meaning  set  forth   in  the  introductory
     paragraph to this Agreement.

          ``PARENT CUMULATIVE NET OPERATING PROFITS'', means, an amount determined as of the last day of each fiscal quarter of each fiscal year of Parent equal to (a) gross revenues LESS (b) cost of goods sold, LESS (c) sales, general and administrative expenses, all as determined on a consolidated cumulative basis for Parent and its Subsidiaries from the first day of such fiscal year through the date of determination.

          ``PERSON''  means   an   individual,   partnership,  corporation,
     business   trust,   joint   stock   company,   trust,   unincorporated
     association, joint venture, governmental authority or other  entity of whatever nature.

          ``POTENTIAL EVENT OF DEFAULT'' means a condition or event which, after notice or lapse of time or both, would constitute an Event of Default if that condition or event were not cured or removed within any applicable grace or cure period.

          ``PRIME RATE'' means the higher  of  (i)  the  Federal Funds Rate
     PLUS 1/2 of 1% per annum and (ii) the average of the  prime commercial lending  rates  of The Chase Manhattan Bank, National Association  (or
     its successor by merger with Chemical Bank), Citibank, N.A. and Morgan
     Guaranty Trust Company  of New York, as announced from time to time at their respective head offices, it being understood that such rates are simply  reference rates and  may  not  necessarily  be  the  rates  of interest charged to their most creditworthy customers or the lowest of
     their respective  reference  rates.   The Prime Rate shall be adjusted
     automatically on and as of the effective  date  of  any  change in any such lending rate.

          ``PRIME RATE LOANS'' means Loans hereunder at such time as they accrue interest at a rate based upon the Prime Rate.

          ``REGULATIONS G, T, U AND X'' means Regulations G, T, U and X, respectively, promulgated by the Board of Governors of the Federal
     Reserve System, as amended from time to time, and any successors thereto.

          ``SUBSIDIARY''  means a corporation  of  which  shares  of  stock having ordinary voting  power (other than stock having such power only by reason of the happening  of  a  contingency) to elect a majority of the board of directors or other managers  of  such  corporation are at
     the   time  owned,  directly,  or  indirectly  through  one  or   more
     intermediaries, or both, by the Borrower.

          ``TOTAL  ASSETS''  means,  at  any  date, the aggregate amount of
     assets  of  the  Company  and  its  Subsidiaries   determined   on   a
     consolidated basis in accordance with GAAP.

          ``TOTAL LIABILITIES'' means, at any date, the aggregate amount of all liabilities of the Company and its Subsidiaries determined on a consolidated basis in accordance with GAAP.

2.@  OTHER DEFINITIONAL PROVISIONS.

     A. All terms defined in this Agreement shall have the defined meanings when used in the Note or Guaranty or any certificate or other document made or delivered pursuant hereto.

     B. As used herein, in the Note and in the Guaranty, and any certificate or other document made or delivered pursuant hereto, accounting terms not defined in subsection 1.1, and accounting terms partly defined in subsection 1.1 to the extent not defined, shall have the respective meanings given to them under GAAP.

     C. The words ``hereof'', ``herein'' and ``hereunder'' and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and section, subsection, schedule and exhibit references are to this Agreement unless otherwise specified.


                            SECTION 2.
                             THE LOANS

1.C  THE LOANS.

     A.   THE  COMMITMENT.   The Lender agrees, on the terms and conditions
hereinafter set forth, to make  loans (``LOANS'') to the Borrower from time to  time  during the period from the  date  hereof  to  and  including  the
Maturity Date  in  an  aggregate amount not to exceed the lesser of (x) the
Commitment or (y) an amount  equal  to  300% of the Accounts Receivable and
Inventory of Parent and its Subsidiaries  as  of  the  last day of Parent's fiscal month immediately preceding the date of the proposed  Borrowing,  as such  amount  may  be  reduced pursuant to subsection 2.1D.  Each borrowing under this Section (a ``BORROWING'')  shall  be  in  a  minimum  amount  of
$100,000  and  in  an  integral  multiple  of $50,000; PROVIDED that a Loan consisting of a LIBO Rate Loan shall be in a  minimum amount of $500,000 or
an integral multiple of $100,000 above such amount.   Within  the limits of
the  Commitment  and  prior to the Maturity Date, the Borrower may  borrow, repay pursuant to subsection 2.2C and reborrow under this subsection 2.1A.

     B.   MAKING THE LOANS.   The  Borrower may borrow under the Commitment
on any Business Day if the Borrowing is to consist of a Prime Rate Loan and on any LIBO Business Day if the Borrowing  is  to  consist  of  a LIBO Rate
Loan;  PROVIDED that the Borrower shall give the Lender irrevocable  notice
(which notice must be received by the Lender prior to 12:00 Noon., New York time) (i) three LIBO Business Days prior to the requested Borrowing date in the case of a LIBO Rate Loan, and (ii) on or before the requested Borrowing date in  the  case  of  a Prime Rate Loan, specifying (A) the amount of the proposed Borrowing, (B) the  requested  date  of the Borrowing, (C) whether the  Borrowing is to consist of a LIBO Rate Loan  or  a  Prime  Rate  Loan,
(D) if  the  Loan  is  to  be  a LIBO Rate Loan, the length of the Interest
Period therefor and certifying that  the  amount of the proposed Borrowing, together with the aggregate principal amount  of any outstanding Loans does not exceed 300% of the Accounts Receivable and  Inventory of Parent and its
Subsidiaries  as  of the last day of Parent's fiscal  month  most  recently
ended.   Upon satisfaction  of  the  applicable  conditions  set  forth  in
Section 4,  the  proceeds  of all such Loans will then be made available to the Borrower by the Lender by  crediting  the  account  of  the Borrower at
Lender's Lending office, or as otherwise directed by the Borrower.

     The notice of Borrowing may be given orally (including telephonically)
or in writing (including telex or facsimile transmission) and  any conflict regarding  a  notice  or  between  an  oral  notice  and  a  written notice applicable  to the same Borrowing shall be conclusively determined  by  the
Lender's books  and  records.   The Lender's failure to receive any written
notice of a particular Borrowing  shall  not  relieve  the  Borrower of its
obligations  to repay the Borrowing made and to pay interest thereon.   The
Lender shall not  incur  any  liability  to the Borrower in acting upon any notice of Borrowing which the Lender believes  in  good  faith to have been given by a Person duly authorized to borrow on behalf of the Borrower.

     C.   COMMITMENT  FEE.   The  Borrower  agrees to pay to the  Lender  a
commitment fee on the average daily unused portion  of  the Commitment from the Closing Date until the Maturity Date at the rate of 1/2  of one percent
(1%) per annum, payable on the last day of each calendar quarter commencing the first such date occurring after the date of this Agreement,  and on the
Maturity Date.

     D. REDUCTION OF THE COMMITMENT. The Borrower shall have the right, upon at least two (2) Business Days' notice to the Lender, to terminate in whole or reduce in part the unused portion of the Commitment, without premium or penalty; PROVIDED that each partial reduction shall be in the aggregate amount of $500,000 or an integral multiple of $100,000 above such amount and that such reduction shall not reduce the Commitment to an amount less than the amount outstanding hereunder on the effective date of the reduction.

     E.   THE  NOTE.  The Loans made by the Lender pursuant hereto shall be evidenced by a promissory  note  or notes of the Borrower, substantially in the form of Exhibit A, with appropriate  insertions (the ``NOTE''), payable to the order of the Lender and representing  the obligation of the Borrower to  pay the aggregate unpaid principal amount of  all  Loans  made  by  the
Lender,  with interest thereon as prescribed in Section 2.3.  The Lender is hereby authorized  to  record  in its books and records and on any schedule annexed to the Note, the date and  amount  of each Loan made by the Lender, and the date and amount of each payment of principal  thereof,  and  in the case of LIBO Rate Loans, the Interest Period and interest rate with respect thereto  and any such recordation shall constitute PRIMA FACIE evidence  of the accuracy  of  the information so recorded; PROVIDED that failure by the
Lender  to  effect  such   recordation  shall  not  affect  the  Borrower's
obligations hereunder.  Prior  to  the transfer of a Note, the Lender shall record such information on any schedule  annexed  to  and forming a part of such Note.

     F.   LOAN  FEE.   Upon execution of this Agreement and  on  the  first
anniversary of the Closing  Date,  the  Borrower  shall pay to the Lender a non-refundable fee in the amount of $25,000.

2.F  REPAYMENT.

     A.   MANDATORY  REPAYMENTS.   The aggregate principal  amount  of  the
Loans  outstanding on the Maturity Date,  together  with  accrued  interest thereon, shall be due and payable in full on the Maturity Date.

     B.   OTHER  REPAYMENTS  REQUIREMENT.   If  for any reason prior to the
Maturity Agreement, either (x) all obligations for  money borrowed and with respect  to  letters  of  credit  issued  pursuant  to  the Company  Credit
Agreement are repaid in full or (y) Lender shall no longer  be  a  ``Bank''
under  the  Company Credit Agreement, at the request of the Lender, all  or such portion  of the Loans designated by the Lender shall be repaid and the
Commitments with  respect  thereto terminated.  In addition, if at any time outstanding Loans exceed an amount equal to 300% of Accounts Receivable and
Inventory of Parent and its  Subsidiaries  as of the last day of the fiscal month most recently ended, Borrower shall repay  Loans, no later than three
Business Days after obtaining knowledge of the existence of such excess, in an amount equal to the excess of (x) the aggregate  principal amount of all outstanding Loans over (y) 300% of the amount of such  Accounts Receivables and Inventory.

     C. OPTIONAL REPAYMENTS. The Borrower may, at its option repay the Loans, in whole or in part, at any time and from time to time; PROVIDED that the Lender shall have received from the Borrower notice of any such payment at least one (1) Business Day prior to the date of the proposed payment if such date is not the last day of the then current Interest
Period for each Loan being paid, in each case specifying the date and the amount of payment. Partial payments hereunder shall be in an aggregate principal amount of the lesser of $50,000 or any whole multiple thereof.

3.C  INTEREST RATE AND PAYMENT DATES.

     A. PAYMENT OF INTEREST. Interest with respect to each Loan shall be payable in arrears on each Interest Payment Date for such Loan.

     B. PRIME RATE LOANS. Loans which are Prime Rate Loans shall bear interest on the unpaid principal amount thereof at a rate per annum equal to the lesser of (x) Prime Rate PLUS the Applicable Margin and (y) the Highest Lawful Rate.

     C.   LIBO  RATE  LOANS.   Loans  which  are LIBO Rate Loans shall bear
interest  for  each  Interest Period with respect  thereto  on  the  unpaid principal amount thereof at a rate per annum equal to the lesser of (x) the
LIBO Rate determined for  such Interest Period in accordance with the terms hereof plus the Applicable Margin or (y) the Highest Lawful Rate.

4.C  CONTINUATION AND CONVERSION OPTIONS.

     The Borrower may elect  from  time  to time to convert its outstanding
Loans from Loans bearing interest at a rate  determined by reference to one basis to Loans bearing interest at a rate determined  by  reference  to  an alternative  basis  by  giving  the  Lender  (i)  irrevocable  notice of an election to convert Loans to Prime Rate Loans and (ii) at least  three  (3)
LIBO  Business  Days'  prior  irrevocable  notice of an election to convert
Loans to LIBO Rate Loans, PROVIDED that any  conversion of Loans other than
Prime Rate Loans shall only be made on the last  day  of an Interest Period with respect thereto; PROVIDED, FURTHER that, no Loan may be converted to a
Loan  other  than  a  Prime  Rate  Loan so long as an Event of  Default  or
Potential Event of Default has occurred  and  is  continuing.  The Borrower may  elect from time to time to continue its outstanding  LIBO  Rate  Loans upon the  expiration of the Interest Period(s) applicable thereto by giving to the Lender  at  least  three  (3)  LIBO Business Days' prior irrevocable notice  of continuation of a LIBO Rate Loan  and  the  succeeding  Interest
Period(s)  of such continued Loan or Loans will commence on the last day of the Interest  Period of the Loan to be continued; PROVIDED that no Loan may be continued as  a Loan other than a Prime Rate Loan so long as an Event of
Default or Potential Event of Default has occurred and is continuing.  Each notice electing to  convert  or  continue  a  Loan  shall specify:  (i) the proposed conversion/continuation date; (ii) the amount  of  the  Loan to be
converted/continued;     (iii)     the     nature     of    the    proposed
continuation/conversion;  and  (iv)  in  the  case of a conversion  to,  or continuation of a Loan other than a Prime Rate Loan, the requested Interest
Period, and shall certify that no Event of Default  or  Potential  Event of
Default  has  occurred  and  is  continuing.   On  the  date  on which such
conversion or continuation is being made the Lender shall take  such action as  is  necessary to effect such conversion or continuation.  In the  event that no notice of continuation or conversion is received by the Lender with respect to  outstanding  Loans other than Prime Rate Loans, upon expiration of the Interest Period(s)  applicable  thereto, such Loans shall convert to
Prime Rate Loans.  Subject to the limitations set forth in this Section and in the definition of Interest Period, all  or any part of outstanding Loans may  be converted or continued as provided herein,  PROVIDED  that  partial conversions  or  continuations  with respect to Loans other than Prime Rate
Loans  shall  be in an aggregate minimum  amount  of  $500,000  and  in  an integral multiple of $100,000.


                            SECTION 3.
              GENERAL PROVISIONS CONCERNING THE LOANS

1.C  USE OF PROCEEDS.

     The proceeds of the Loans hereunder shall be used by the Borrower for general working capital purposes of the Borrower and its Subsidiaries.

2.C  POST MATURITY INTEREST.

     Notwithstanding anything to the contrary contained in subsection 2.3, if all or a portion of the principal amount of any of the Loans made hereunder or any interest accrued thereon shall not be paid when due
(whether at the stated maturity, by acceleration or otherwise), any such overdue amount shall bear interest at a rate per annum which is equal to two percent (2%) above the highest rate which would otherwise be applicable pursuant to subsection 2.3, payable on demand. In addition, such Loan, if a Loan other than a Prime Rate Loan, shall be converted to a Prime Rate
Loan at the end of the then current Interest Period therefor.

3.C  COMPUTATION OF INTEREST AND FEES.

     A. CALCULATIONS. Interest in respect of the Prime Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.
Any change in the interest rate on a Prime Rate Loan resulting from a change in the Prime Rate shall become effective as of the opening of business on the day on which such change in the Prime Rate shall become effective. Interest in respect of the LIBO Rate Loans shall be calculated on the basis of a 360 day year for the actual days elapsed.

     B.   DETERMINATION BY LENDER.   Each determination of an interest rate
or fee by the Lender pursuant to any provision  of  this Agreement shall be conclusive and binding on the Borrower in the absence of manifest error.

4.B  PAYMENTS.

     The Borrower shall make each payment of principal, interest and fees hereunder and under the Note, without set-off or counterclaim, not later than 2:00 P.M., New York time, on the day when due in lawful money of the United States of America to the Lender at the office of the Lender designated from time to time in immediately available funds.

5.B  PAYMENT ON NON-BUSINESS DAYS.

     Whenever any payment to be made hereunder or under the Note with respect to Prime Rate Loans shall be stated to be due on a day which is not a Business Day, such payment may be made on the next succeeding Business
Day, and with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

6.B  REDUCED RETURN.

     If  the  Lender  shall   have  determined  that  any  applicable  law,
regulation,  rule  or regulatory  requirement  (``REQUIREMENT'')  regarding
capital  adequacy,  or   any   change   therein,   or  any  change  in  the
interpretation  or  administration  thereof by any governmental  authority, central  bank  or  comparable agency charged  with  the  interpretation  or administration thereof,  or  compliance  by  the Lender with any request or directive regarding capital adequacy (whether  or  not  having the force of law) of any such authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the Lender's capital as a consequence of its Commitments and obligations hereunder  to  a level below that  which  would  have been achieved but for such Requirement, change  or compliance (taking into consideration the Lender's policies with respect to capital adequacy) by  an  amount deemed by the Lender to be material (which amount shall be determined  by  the  Lender's  reasonable allocation of the aggregate of such reductions resulting from such events), then from time to time,  within  five  (5)  Business Days after demand  by  the  Lender,  the
Borrower shall pay to the Lender  such additional amount or amounts as will compensate the Lender for such reduction.

7.B  INDEMNITIES, ETC.

     A.   INDEMNITIES.  Whether or not the transactions contemplated hereby
shall  be  consummated,  the  Borrower   and  each  Guaranty,  jointly  and
severally,  agree  to  indemnify,  pay  and  hold   the   Lender,  and  the
shareholders,  officers,  directors,  employees and agents of  the  Lender, harmless from and against any and all claims, liabilities, losses, damages, costs and expenses (whether or not any  of the foregoing Persons is a party to  any litigation), including, without limitation,  reasonable  attorneys'
fees  and  costs (including, without limitation, the reasonable estimate of the allocated  cost  of  in-house  legal  counsel  and  staff) and costs of investigation,  document production, attendance at a deposition,  or  other discovery, with respect  to  or  arising out of this Agreement or any other
Loan  Document or any use of proceeds  hereunder,  or  any  claim,  demand, action  or  cause  of  action  being  asserted  against  the  Borrower, any
Guarantor  or  any  of  their  respective  Subsidiaries (collectively,  the
``INDEMNIFIED  LIABILITIES'');  PROVIDED  neither   the  Borrower  nor  any
Guarantor shall have any obligation hereunder with respect  to  Indemnified
Liabilities arising from the gross negligence or willful misconduct  of any such  Persons.  If any claim is made, or any action, suit or proceeding  is brought,  against  any  Person indemnified pursuant to this subsection, the indemnified Person shall  notify  the  Borrower  of  such  claim  or of the commencement of such action, suit or proceeding, and the Borrower and  each
Guarantor  will  assume  the  defense  of  such action, suit or proceeding,
employing  counsel  selected  by  the  Borrower  and   each  Guarantor  and
reasonably  satisfactory to the indemnified Person, and pay  the  fees  and expenses of such  counsel.  This covenant shall survive termination of this
Agreement and payment of the Note.

     B.   FUNDING LOSSES.   The Borrower agrees to indemnify the Lender and
to hold the Lender harmless from  any  loss  or  expense including, but not limited to, any such loss or expense arising from  interest or fees payable by the Lender to lenders of funds obtained by it in  order  to maintain its
LIBO  Rate  Loans  hereunder,  which the Lender may sustain or incur  as  a consequence of (i) default by the  Borrower  in  payment  of  the principal amount of or interest on the LIBO Rate Loans of the Lender, (ii) default by the Borrower in making a conversion or continuation after the Borrower  has given a notice thereof, (iii) default by the Borrower in making any payment after  the  Borrower  has  given  a  notice of payment or (iv) the Borrower making any payment of a LIBO Rate Loan  on a day other than the last day of the Interest Period for such Loan.  For purposes  of  this  subsection  and subsection  3.7,  it  shall  be assumed that the Lender had funded or would have funded, as the case may be,  100% of its LIBO Rate Loans in the London interbank market for a corresponding amount and term.  The determination by the Lender of amount owed under subsection 3.7 shall be presumed correct in the absence of manifest error.  This  covenant shall survive termination of this Agreement and payment of the Note.

8.B  FUNDING SOURCES.

     Nothing in this Agreement shall be deemed to obligate the Lender to obtain the funds for any Loan in any particular place or manner or to constitute a representation by the Lender that it has obtained or will obtain the funds for any Loan in any particular place or manner.

9.B  INABILITY TO DETERMINE INTEREST RATE.

     In   the   event   that  the  Lender  shall  have  determined   (which
determination shall be conclusive  and  binding  upon the Borrower) that by reason of circumstances affecting the interbank LIBOR  market, adequate and reasonable  means  do not exist for ascertaining the LIBO  Rate  applicable pursuant to subsection  2.3  for any Interest Period with respect to a LIBO
Rate Loan that will result from  a  requested  LIBO  Rate Loan or that such rate of interest does not adequately cover the cost of  funding  such Loan, the  Lender  shall  forthwith  give  notice  of  such  determination to the
Borrower  not  later  than  1:00  P.M.,  New  York  time, on the  requested
Borrowing  date,  the  requested  conversion date or the  last  day  of  an
Interest Period of a Loan which was  to  have been continued as a LIBO Rate
Loan.  If such notice is given and has not been withdrawn (i) any requested
LIBO  Rate  Loan shall be made as a Prime Rate  Loan  (or  a  Loan  bearing interest at such  other  rate, if any, as may be mutually acceptable to the
Borrower and the Lender), or, at the Borrower's option, such Loan shall not be made, (ii) any Loan that  was to have been converted to a LIBO Rate Loan shall be continued as, or converted  into,  a Prime Rate Loan and (iii) any outstanding LIBO Rate Loan shall be converted,  on the last day of the then current Interest Period with respect thereto, to  a Prime Rate Loan.  Until such notice has been withdrawn by the Lender, no further  LIBO  Rate  Loans shall  be  made and the Borrower shall not have the right to convert a Loan
to a LIBO Rate  Loan.   The  Lender will review the circumstances affecting
the interbank LIBO market from  time  to  time and the Lender will withdraw such  notice  at  such time as it shall determine  that  the  circumstances giving rise to said notice no longer exist.

10.B REQUIREMENTS OF LAW.

     In the event that any law, regulation or directive or any change therein or in the interpretation or application thereof or compliance by the Lender with any request or directive (whether or not having the force of law) from any central bank or other governmental authority, agency or instrumentality:

          A. does or shall impose, modify or hold applicable any reserve, assessment rate, special deposit, compulsory loan or other requirement against assets held by, or deposits or other liabilities in or for the account of, advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of the Lender which are not otherwise included in the determination of any LIBO Rate at the last
     Borrowing, conversion or continuation date of a Loan;

          B.   does or shall impose, modify or hold applicable any reserve,
     special   deposit,   compulsory  loan  or  other  requirement  against
     Commitments to extend credit;

          C.   does or shall impose on the Lender any other condition;

     and the result of any  of the foregoing is to increase the cost to the
     Lender of making, renewing  or  maintaining its Commitment or the LIBO
     Rate  Loans  or  to  reduce any amount  receivable  thereunder  (which increase or reduction  shall  be determined by the Lender's reasonable allocation of the aggregate of  such cost increases or reduced amounts receivable resulting from such events),  then,  in  any such case, the
     Borrower shall pay to the Lender, within three Business  Days  of  its demand,  any additional amounts necessary to compensate the Lender for such additional cost or reduced amount receivable as determined by the
     Lender with respect to this Agreement.  If the Lender becomes entitled to claim any  additional amounts pursuant to this subsection, it shall notify the Borrower  of  the event by reason of which it has become so
     entitled.   A  statement  incorporating  the  calculation  as  to  any
     additional  amounts  payable   pursuant   to  the  foregoing  sentence
     submitted by the Lender to the Borrower shall  be  conclusive  in  the absence of manifest error.

11.C ILLEGALITY.

     Notwithstanding  any  other provisions herein, if any law, regulation, treaty or directive or any change  therein  or  in  the  interpretation  or application  thereof,  shall make it unlawful, impossible, or impracticable for the Lender to make or  maintain LIBO Rate Loans as contemplated by this
Agreement, (a) the commitment  of  the  Lender  hereunder to make LIBO Rate
Loans  or convert Prime Rate Loans to LIBO Rate Loans  shall  forthwith  be cancelled  and  (b) the Lender's Loans then outstanding as LIBO Rate Loans, if any, shall be  converted  automatically  to Prime Rate Loans on the next succeeding Interest Payment Date or within such  earlier  period as allowed
by  law.   The Borrower hereby agrees to pay the Lender, within  three  (3)
Business Days of its demand, any additional amounts necessary to compensate the Lender for any costs incurred by the Lender in making any conversion in accordance with  this  subsection,  including,  but  not  limited  to,  any interest  or  fees payable by the Lender to lenders of funds obtained by it in order to make  or  maintain  its LIBO Rate Loans hereunder (the Lender's notice of such costs, as certified  to the Borrower to be conclusive absent manifest error).

12.C TAXES.

     A. Any and all payments made by the Borrower hereunder shall be made free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges and withholdings (whether imposed under the laws of the United States or Mexico), and all liabilities with respect thereto, excluding taxes imposed on net income and all income and franchise taxes of the United States and any political subdivisions thereof (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as ``TAXES'').
If the Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable hereunder to the Lender, (i) the sum payable shall be increased as may be necessary so that after making all required deductions (including deductions applicable to additional sums payable hereunder) the Lender receives an amount equal to the sum it would have received had no such deductions been made, (ii) the Borrower shall make such deductions and (iii) the Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

     B. In addition, the Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, the obligations (hereinafter referred to as ``OTHER TAXES'').

     C.   The  Borrower  will  indemnify  the Lender for the full amount of
Taxes or Other Taxes (including, without limitation,  any  Taxes  or  Other
Taxes imposed by any jurisdiction on amounts payable under this subsection)
paid  by  the  Lender  and any liability (including penalties, interest and expenses) arising therefrom  or  with  respect thereto, whether or not such
Taxes   or   Other  Taxes  were  correctly  or  legally   asserted.    This
indemnification shall be made within 10 days from the date the Lender makes written demand therefor.

     D.   Within  10  days  after  the  date  of  any payment of Taxes, the
Borrower will furnish to the Lender, at its address  specified  herein, the
original  or a certified copy of a receipt evidencing payment thereof.   If
no Taxes are payable in respect of any payment hereunder, the Borrower will furnish to the Lender a certificate from each appropriate taxing authority, or an opinion  of  counsel acceptable to the Lender, in either case stating that such a payment is exempt from or not subject to Taxes.

     E. Without prejudice to the survival of any other agreement of the Borrower hereunder, the agreements of the Borrower contained in this subsection 3.12 shall survive the payment in full of the principal of and interest on the Note.

13.E JUDGMENT.

     A. If, for the purposes of obtaining a judgment in any court with respect to any obligation under any Loan Document, it is necessary to convert a sum due hereunder in United States dollars into another currency, the parties agree, to the fullest extent permitted by law, that the rate of exchange used shall be that at which in accordance with normal lending procedures the Lender could purchase United States dollars with such other currency on the Business Day preceding that on which final judgment is given.

     B. The obligation of the Borrower and each Guarantor in respect of any sum due from time to the Lender under any Loan Document shall, notwithstanding any judgment in a currency other than United States dollars, be discharged only to the extent that on the Business Day following receipt by the Lender of any sum adjudged to be so due in such other currency the Lender may in accordance with normal banking procedures purchase United States dollars with such other currency; if the United
States dollars to purchased are less than the sum originally due to the Lender in United States dollars, the Borrower and Guarantors, jointly and severally, agree, as a separate obligation and notwithstanding any such judgment, to indemnify the Lender against such loss, and if the United
States dollars so purchase exceed the sum originally due to the Lender in United States dollars, the Lender agrees to remit to the Borrower or such Guarantor, as the case may be, such excess.


                            SECTION 4.
                       CONDITIONS OF LENDING

1.B  CONDITIONS PRECEDENT TO INITIAL LOANS.

     The obligation of the Lender to make its initial Loan is subject to the conditions precedent that:

          A. The Lender shall have received on or before the day of the initial Borrowing the following, in form and substance satisfactory to the Lender (and which, if any such document is written in Spanish, at the request of Lender, shall include an English translation thereof):

               (i) The Note issued by the Borrower to the order of the Lender;

               (ii) Copies of the Articles, Certificate of Incorporation or other organizational document of the Borrower and each Guarantor, certified by its Secretary or Assistant Secretary,

               (iii) Copies of the Bylaws of the Borrower and each Guarantor, certified by its Secretary or Assistant Secretary;

               (iv) Copies of resolutions of the Board of Directors or other authorizing documents of the Borrower and each Guarantor, in form and substance satisfactory to the Lender, approving the Loan Documents and the Borrowings hereunder;

               (v) An incumbency certificate executed by the Secretary or an Assistant Secretary of the Borrower and each Guarantor or equivalent document, certifying the names and signatures of the officers of the Borrower and each Guarantor or other Persons authorized to sign the Loan Documents and the other documents to be delivered hereunder;

               (vi) A favorable opinion of counsel to the Borrower and Guarantors, in the form of EXHIBIT C hereto, and as to such other matters as the Lender may reasonably request; and

               (vii)  Executed copies of the Guaranty.

     B.   All  corporate  and  legal  proceedings  and all instruments  and
documents  in  connection  with  the  transactions  contemplated   by  this
Agreement  shall  be reasonably satisfactory in content, form and substance to the Lender and its  counsel,  and the Lender and such counsel shall have received any and all further information  and documents which the Lender or such counsel may reasonably have requested  in  connection  therewith, such documents  where  appropriate  to  be  certified  by  proper  corporate  or governmental authorities.

2.B  CONDITIONS PRECEDENT TO EACH BORROWING.

     The obligation of the Lender to make a Loan on the occasion of each Borrowing (including the initial Borrowing) shall be subject to the further conditions precedent that on the date of such Borrowing (a) the following statements shall be true and the Lender shall have received the notice required by subsection 2.1B, which notice shall be deemed to be a certification by the Borrower that:

          (i)  The    representations    and   warranties   contained    in
     subsection 5.1 are true and correct on  and  as  of  the  date of such
     Borrowing as though made on and as of such date,

          (ii) No event has occurred and is continuing, or would result from such Borrowing, which constitutes an Event of Default or Potential Event of Default, and

          (iii)  All Loan Documents are in full force and effect.


                            SECTION 5.
                  REPRESENTATIONS AND WARRANTIES

1.A  REPRESENTATIONS AND WARRANTIES.

     The Borrower and each Guarantor represents and warrants as follows:

          A.   ORGANIZATION.   The  Borrower  and  each  Guarantor  is duly
     organized, validly existing and in good standing under the laws of the state  or other jurisdiction of its formation.  The Borrower and  each
     Guarantor   is  also,  in  all  material  respects,  duly  authorized, qualified and  licensed in all applicable jurisdictions, and under all
     applicable  laws,   regulations,   ordinances   or  orders  of  public
     authorities,  to  carry on its business in the locations  and  in  the manner presently conducted.

          B.   AUTHORIZATION.   The  execution, delivery and performance by
     the Borrower and each Guarantor of the Loan Documents to which it is a party,  and with respect to the Borrower,  the  making  of  Borrowings hereunder,  are  within  the Borrower's and each Guarantor's corporate powers, have been duly authorized  by  all  necessary corporate action and do not contravene (i) the Borrower's or any  Guarantor's  charter, by-laws or other organizational document or (ii) any law or regulation
     (including,  without  limitation,  Regulations  G,  T, U and X) or any contractual  restriction binding on or affecting the Borrower  or  any
     Guarantor.

          C.   GOVERNMENTAL  CONSENTS.   No  authorization  or  approval or
     other  action  by,  and  no notice to or filing with, any governmental authority or regulatory body  (except, in the case of Company, routine reports required pursuant to the  Securities  Exchange Act of 1934, as amended),  which  reports  will  be  made  in the ordinary  course  of business) is required for the due execution,  delivery and performance by the Borrower and each Guarantor of the Loan  Documents  to which it is a party.

          D.   VALIDITY.   Each  of  the  Loan  Documents  is  the  binding
     obligation   of   the  Borrower  and  each  Guarantor  party  thereto,
     enforceable in accordance  with its terms; except in each case as such
     enforceability   may   be   limited    by    bankruptcy,   insolvency,
     reorganization,  liquidation,  moratorium  or other  similar  laws  of general application and equitable principles  relating to or affecting creditors' rights.

          E. FINANCIAL CONDITION. The consolidated balance sheet of the Parent and its Subsidiaries as at September 30, 1995 and the related statements of income and retained earnings of the Parent and its consolidated Subsidiaries for such fiscal year, copies of which have been furnished to the Lender, fairly present the financial condition of the Parent and its consolidated Subsidiaries as at such dates and the results of the operations of the Parent and its consolidated
     Subsidiaries for the respective periods ended on such dates, all in accordance with GAAP, consistently applied, and since September 30, 1995, there has been no material adverse change in the business, operations, properties, assets or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole.

          F.   LITIGATION.  There is no  pending  or  threatened  action or proceeding  affecting  the  Borrower,  any  Guarantor  or any of their respective  Subsidiaries  before  any  court,  governmental agency  or arbitrator, which may materially and adversely affect the consolidated financial condition or operations of the Borrower  or any Guarantor or which  may  have  a material adverse effect on the Borrower's  or  any
     Guarantor's  ability   to  perform  its  obligations  under  the  Loan
     Documents, having regard for its other financial obligations.

          G.   DISCLOSURE.  No  representation  or warranty of the Borrower or any Guarantor contained in this Agreement  or  any  other document, certificate  or  written statement furnished to the Lender  by  or  on behalf of the Borrower or any Guarantor for use in connection with the transactions  contemplated  by  this  Agreement  contains  any  untrue statement of a  material fact or omits to state a material fact (known to the Borrower or  any  Guarantor  in  the  case  of any document not furnished  by it) necessary in order to make the statements  contained
     herein or therein  not  misleading.   There  is  no  fact known to the
     Borrower  or  any Guarantor (other than matters of a general  economic nature) which materially  adversely  affects the business, operations, property, assets or condition (financial or otherwise) of the Borrower or any Guarantor and their respective  Subsidiaries, taken as a whole, which  has  not  been  disclosed herein or in  such  other  documents, certificates  and statements  furnished  to  the  Lender  for  use  in connection with the transactions contemplated hereby.

          H.   REPRESENTATIONS  AND  WARRANTIES  INCORPORATED  FROM COMPANY
     CREDIT AGREEMENT.  Each of the representations and warranties given by
     Company pursuant to the Company Credit Agreement are true and  correct in  all  material  respects  as  of the date made (whether given on or after the Closing Date) and such representations  and  warranties  are hereby  incorporated  herein by this reference with the same effect as
     though  set  forth  in  their   entirety   herein,   subject   to  the
     qualifications set forth in the Company Credit Agreement.


                            SECTION 6.
                             COVENANTS

1.H  AFFIRMATIVE COVENANTS.

     So long as the Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Parent will, unless the Lender shall otherwise consent in writing:

          A.   FINANCIAL INFORMATION.  Furnish to the Lender:

               (i) Copies of all financial and other information delivered pursuant to Section 7.4 of the Company Credit Agreement as and when delivered thereunder.

               (ii) Not later than 45 days after the end of each fiscal month of Parent, a compliance certificate, in form and substance satisfactory to the Lender, demonstrating in reasonable detail compliance with the restrictions contained in subsections 6.2A and 6.2B hereof.

          B.   OTHER NOTICES AND INFORMATION.  Deliver to the Lender:

               (i)  promptly upon any officer of the Parent or the Borrower
          obtaining   knowledge  (a)  of  any  condition  or  event   which
          constitutes an  Event  of  Default or Potential Event of Default,
          (b) that any Person has given  any  notice  to  the Parent or any
          Subsidiary of the Parent or taken any other action  with  respect to  a  claimed default or event or condition of the type referred to in subsection  7.1E,  (c) of the institution of any litigation involving an alleged liability  (including possible forfeiture of property) of the Parent or any of  its  Subsidiaries  equal to or greater  than  $500,000  or  any  adverse  determination  in  any litigation  involving  a potential liability of the Parent or any of its Subsidiaries equal  to or greater than $500,000, or (d) of
          a   material  adverse  change  in   the   business,   operations,
          properties,  assets  or condition (financial or otherwise) of the
          Parent and its Subsidiaries,  taken  as  a  whole,  an  officers'
          certificate specifying the nature and period of existence  of any such condition or event, or specifying the notice given or action taken  by  such  holder  or Person and the nature of such claimed default, Event of Default,  Potential  Event of Default, event or condition, and what action the Parent has  taken,  is  taking and proposes to take with respect thereto;

               (ii) promptly, and in any event within ten (10) days after request, such other information and data with respect to the Parent or any of its Subsidiaries as from time to time may be reasonably requested by the Lender.

          C. CORPORATE EXISTENCE, ETC. At all times preserve and keep in full force and effect its and its Subsidiaries' corporate existence and rights and franchises material to its business and those of each of its Subsidiaries; PROVIDED, HOWEVER, that the corporate existence of any such Subsidiary may be terminated if such termination is in the best interest of the Parent and Borrower and is not materially disadvantageous to the holder of any Note.

          D.   PAYMENT OF TAXES AND CLAIMS.   Pay,  and  cause  each of its
     Subsidiaries  to  pay,  all  taxes, assessments and other governmental charges imposed upon it or any  of  its  properties  or  assets  or in respect  of any of its franchises, business, income or property before any penalty  or  interest  accrues thereon, and all claims (including,
     without  limitation,  claims  for   labor,   services,  materials  and
     supplies) for sums which have become due and payable  and which by law have or may become a lien upon any of its properties or  assets, prior to  the  time when any penalty or fine shall be incurred with  respect thereto; PROVIDED  that  no such charge or claim need be paid if being contested in good faith by appropriate proceedings promptly instituted and diligently conducted and  if  such  reserve  or  other appropriate provision, if any, as shall be required in conformity  with GAAP shall have been made therefor.

          E.   MAINTENANCE OF PROPERTIES; INSURANCE.  Maintain  or cause to be maintained in good repair, working order and condition all material properties  used  or  useful  in  the  business of the Parent and  its
     Subsidiaries and from time to time will  make  or cause to be made all
     appropriate  repairs, renewals and replacements thereof.   The  Parent
     will maintain  or  cause  to be maintained, with financially sound and reputable insurers, insurance  with  respect  to  its  properties  and business  and  the properties and business of its Subsidiaries against
     loss  or  damage  of   the   kinds   customarily  insured  against  by
     corporations of established reputation  engaged in the same or similar businesses and similarly situated, of such  types  and in such amounts as are customarily carried under similar circumstances  by  such other corporations.

          F.   INSPECTION.     Permit    any   authorized   representatives
     designated by the Lender to visit and inspect any of the properties of the  Parent  or  any  of its Subsidiaries,  including  its  and  their financial and accounting records, and to make copies and take extracts therefrom, and to discuss its and their affairs, finances and accounts with its and their officers and independent public accountants, all at such reasonable times during normal business hours and as often as may be reasonably requested.

          G.   COMPLIANCE WITH  LAWS, ETC.  Exercise, and cause each of its
     Subsidiaries to exercise, all due diligence in order to comply with the requirements of all applicable laws, rules, regulations and orders of any governmental authority, including, without limitation, all environmental laws, rules, regulations and orders, noncompliance with which would materially adversely affect the business, properties, assets, operations or condition (financial or otherwise) of the Parent and its Subsidiaries, taken as a whole.

2.G  NEGATIVE COVENANTS.

     So long as any Note shall remain unpaid or the Lender shall have any Commitment hereunder, the Parent will not, and, with respect to subdivision
C below, Company will not, without the written consent of the Lender:

          A.   CURRENT  RATIO.   Permit  the  ratio of Consolidated Current
     Assets to Consolidated Current Liabilities at any time to be less than
     1.0 to 1.0.

          B.   MINIMUM  NET OPERATING PROFITS.   Company  will  not  permit
     Company  Cumulative  Net   Operating   Profits   to   be   less   than
     (x)   $5,000,000  for  the  fiscal  quarter  ending  March  31,  1996,
     (y) $9,000,000  for  the  fiscal  quarter  ending  June  30,  1996 and
     (z)  $29,100,000  for fiscal year 1996.  Parent will not permit Parent
     Cumulative Net Operating  Profits (x) for fiscal year 1996, to be less than negative $12,000,000 as  of  the  end  of  any fiscal quarter and
     (y)  for  each  fiscal year thereafter, as of the end  of  any  fiscal quarter, to be less than $1.

          C. LIENS, ETC. Create or suffer to exist, or permit any of its Subsidiaries to create or suffer to exist, any Lien upon or with respect to any of its properties, whether now owned or hereafter acquired, or assign, or permit any of its Subsidiaries to assign, any right to receive income, in each case to secure any Debt of any Person.

          D.   DEBT.   Create  or  suffer  to  exist,  or permit any of its
     Subsidiaries  to  create  or  suffer  to exist, any Debt,  other  than
     (i) Debt reflected on the Parent's financial statements referred to in subsection 5.1E hereof and other Debt existing  on  the  date  hereof;
     (ii)  Debt  owed to the Lender; (iii) Debt of a Subsidiary of Borrower to another Subsidiary  of  Borrower or to the Borrower, (iv) Debt owed to Parent or Company; PROVIDED  that  no  such  indebtedness  owed  to
     Parent  or Company shall be required to be repaid or shall be prepaid, in whole or in part, at any time any Loan is outstanding; (v) ordinary course trade payables and (vi) obligations not in excess of $2,000,000 with respect to Capital Leases.

          E.   DIVIDENDS,  ETC.   Declare or pay any dividends, purchase or
     otherwise acquire for value any  of its capital stock now or hereafter outstanding, or make any distribution of assets to its stockholders as such,  or  permit any of its Subsidiaries  to  purchase  or  otherwise acquire for value any stock of the Borrower.

          F.   CONSOLIDATION,  MERGER.   Consolidate with or merge into any
     other corporation or entity except that  a  Subsidiary of the Borrower may  consolidate with or merge into the Borrower,  PROVIDED  that  the
     Borrower   shall   be   the   surviving   entity  of  such  merger  or
     consolidation,  and  PROVIDED,  FURTHER, that  immediately  after  the consummation of such consolidation  or  merger  there  shall  exist no condition  or  event  which  constitutes  an  Event  of  Default  or a
     Potential Event of Default.

          G. LOANS, INVESTMENTS, SECONDARY LIABILITIES. Make or permit to remain outstanding, or permit any Subsidiary to make or permit to remain outstanding, any loan or advance to, or guarantee, induce or otherwise become contingently liable, directly or indirectly, in connection with the obligations, stock or dividends of, or own, purchase or acquire any stock, obligations or securities of or any other interest in, or make any capital contribution to, any other
     Person, except that the Borrower and its Subsidiaries may:

               (i)  own, purchase or acquire commercial paper rated Moody's
          P-I,  municipal  bonds  rated  Moody's   AA   or  better,  direct
          obligations of the United States of America or  its agencies, and obligations guaranteed by the United States of America;

               (ii)   acquire  and  own  stock,  obligations or  securities
          received from customers in connection with  debts  created in the
          ordinary   course  of  business  owing  to  the  Borrower  or   a
          Subsidiary;

               (iii) continue to own the existing capital stock of its Subsidiaries;

               (iv)   endorse  negotiable  instruments   for   deposit   or
          collection  or  similar  transactions  in  the ordinary course of business;

               (v) allow the Borrower's Subsidiaries to make or permit to remain outstanding advances from the Borrower's Subsidiaries to the Borrower;

               (vi) make or permit to remain outstanding loans or advances to the Borrower's Subsidiaries;

               (vii) make or permit to remain outstanding Loans to employees in an aggregate principal amount not in excess of $500,000;

               (viii) Company may make loans to Parent; and

               (ix) short term investments with a maturity of 90 days or less in major Mexican banking institutions.

          H.   ASSET  SALES.   Convey,  sell,  lease, transfer or otherwise
     dispose of, or permit any Subsidiary to convey,  sell, lease, transfer
     or   otherwise  dispose  of,  in  one  transaction  or  a  series   of
     transactions,  all  or  any  part of its or any Subsidiary's business, property or fixed assets outside  the  ordinary  course  of  business, whether now owned or hereafter acquired, except that the Borrower  and its  Subsidiaries  may  convey,  sell,  lease,  transfer  or otherwise dispose of business, property or fixed assets for consideration  which in  the  aggregate do not exceed 5% of the aggregate book value of the consolidated  assets  of Parent and its Subsidiaries as of the Closing
     Date.

3.H  INCORPORATION OF COVENANTS FROM COMPANY CREDIT AGREEMENT.

     The Borrower and each of the Guarantors hereby agrees that it will honor and perform each of the covenants and other obligations set forth in the Company Credit Agreement, to the extent applicable to the Borrower or such Guarantor, and each such covenant and other obligation is hereby incorporated herein by this reference with the same effect as though set forth in their entirety herein, subject to the qualifications set forth in the Company Credit Agreement, as it may be amended from time to time.


                            SECTION 7.
                         EVENTS OF DEFAULT

1.H  EVENTS OF DEFAULT.

     If any of the following events (``EVENTS OF DEFAULT'') shall occur and be continuing:

          A. The Borrower shall fail to pay any installment of the principal when due, or shall fail to pay any installment of interest or other amount payable hereunder when due, within two (2) Business
     Days after notice from Lender; or

          B. Any representation or warranty made by the Borrower or any Guarantor herein or by the Borrower or any Guarantor (or any of their respective officers) in connection with this Agreement shall prove to have been incorrect in any material respect when made; or

          C. Company shall fail to retain voting control of Parent and, indirectly through Parent, Borrower; or

          D. The Borrower or any Guarantor shall fail to perform or observe any term, covenant or agreement contained in this Agreement other than those referred to in subsections 7.1A and B above on its part to be performed or observed and any such failure shall remain unremedied for thirty (30) days after the Borrower or such Guarantor knows of such failure; or

          E.   (i)  The Borrower, any Guarantor or any of their  respective
     Subsidiaries shall  (A)  fail  to  pay any principal of, or premium or interest on, any Debt, the aggregate  outstanding  principal amount of which is at least $1,000,000 (excluding Debt evidenced  by  the Note),
     when   due   (whether  by  scheduled  maturity,  required  prepayment,
     acceleration,  demand  or  otherwise)  and such failure shall continue after the applicable grace period, if any,  specified in the agreement or instrument relating to such Debt, or (B) fail to perform or observe any  term,  covenant  or  condition  on its part to  be  performed  or observed under any agreement or instrument  relating to any such Debt, when  required  to be performed or observed, and  such  failure  shall continue after the  applicable grace period, if any, specified in such agreement or instrument; or

          F.   (i) The Borrower,  any  Guarantor or any of their respective
     Subsidiaries shall commence any case,  proceeding  or other action (A)
     under  any  existing  or future law of any jurisdiction,  domestic  or foreign, relating to bankruptcy,  insolvency, reorganization or relief of debtors, seeking to have an order  for  relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking
     reorganization,  arrangement,  adjustment,  winding-up,   liquidation,
     dissolution,  composition  or other relief with respect to it  or  its debts, or (B) seeking appointment of a receiver, trustee, custodian or other similar official for it  or  for  all or any substantial part of its assets, or the Borrower, any Guarantor  or any of their respective
     Subsidiaries shall make a general assignment  for  the  benefit of its creditors; or (ii) there shall be commenced against the Borrower,  any
     Guarantor or any of their respective Subsidiaries any case, proceeding or  other action of a nature referred to in clause (i) above which (A)
     results  in  the entry of an order for relief or any such adjudication or appointment  or  (B)  remains undismissed, undischarged or unbonded for a period of thirty (30)  days;  or  (iii) there shall be commenced against  the  Borrower,  any  Guarantor  or any  of  their  respective
     Subsidiaries any case, proceeding or other  action seeking issuance of a  warrant  of  attachment, execution, distraint  or  similar  process against all or any substantial part of its assets which results in the entry of an order  for  any  such  relief  which  shall  not have been vacated, discharged, or stayed or bonded pending appeal within  thirty
     (30)  days from the entry thereof; or (iv) the Borrower, any Guarantor or any  of  their  respective  Subsidiaries  shall  take any action in furtherance  of,  or  indicating  its  consent  to,  approval  of,  or acquiescence  in,  any of the acts set forth in clause (i),  (ii)  and
     (iii) above; or (v)  the  Borrower,  any  Guarantor  or  any  of their respective Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they  become due; or

          G. One or more judgments or decrees shall be entered against the Borrower, any Guarantor or any of their respective Subsidiaries involving in the aggregate a liability (not paid or fully covered by insurance) equal to or greater than $2,000,000 and all such judgments or decrees shall not have been vacated, discharged, or stayed or bonded pending appeal within thirty (30) days from the entry thereof;
     or

          H. The Guaranty, for any reason other than satisfaction in full of all obligations of the Borrower under the Loan Documents, ceases to be in full force and effect or is declared null and void, or any Guarantor denies that it has any further liability under such guaranty or gives notice to such effect;

     THEN, (i) upon the occurrence of any Event of Default described in clause F above, the Commitment shall immediately terminate and all Loans hereunder with accrued interest thereon, and all other amounts owing under this Agreement, the Note and the other Loan Documents shall automatically become due and payable; and (ii) upon the occurrence of any other Event of Default, the Lender may, by notice to the Borrower, declare the Commitment to be terminated forthwith, whereupon the Commitment shall immediately terminate, and/or, by notice to the Borrower, declare the Loans hereunder, with accrued interest thereon, and all other amounts owing under this Agreement, the Note and the other Loan Documents to be due and payable forthwith, whereupon the same shall immediately become due and payable.
Except as expressly provided above in this subsection, presentment, demand, protest and all other notices of any kind are hereby expressly waived.


                            SECTION 8.
                           MISCELLANEOUS

1.H  AMENDMENTS, ETC.

     No amendment or waiver of any provision of the Loan Documents nor consent to any departure by the Borrower or any Guarantor therefrom, shall in any event be effective unless the same shall be in writing and signed by the Lender, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

2.H  NOTICES, ETC.

     Except as otherwise set forth in this Agreement, all notices and other communications provided for hereunder shall be in writing (including telegraphic, telex or facsimile communication) and mailed or telegraphed or telexed or sent by facsimile or delivered, if to the Borrower or any Guarantor, at their addresses set forth on the signature page hereof; and if to the Lender, at its address set forth on the signature page hereof;
or, as to each party, at such other address as shall be designated by such party in a written notice to the other parties. All such notices and communications shall be effective when deposited in the mails, delivered to the telegraph company, sent by telex or sent by facsimile, respectively, except that notices and communications to the Lender pursuant to Section 2 or 7 shall not be effective until received by the Lender.

3.H  RIGHT OF SETOFF; DEPOSIT ACCOUNTS.

     Upon and after the occurrence of any Event of Default,  the  Lender is hereby  authorized  by  the  Borrower,  at  any time and from time to time, without notice, (a) to set off against, and to appropriate and apply to the payment of, the obligations and liabilities of  the Borrower under the Loan
Documents (whether matured or unmatured, fixed or  contingent or liquidated or unliquidated) any and all amounts owing by the Lender  to  the  Borrower
(whether  payable  in  Dollars  or  any  other currency, whether matured or unmatured, and, in the case of deposits, whether  general  or special, time or  demand and however evidenced) and (b) pending any such action,  to  the extent  necessary,  to  hold  such  amounts  as  collateral  to secure such obligations and liabilities and to return as unpaid for insufficient  funds any  and  all  checks and other items drawn against any deposits so held as
the Lender in its  sole  discretion  may  elect.   The  Borrower  and  each
Guarantor  hereby  grants to the Lender a security interest in all deposits and accounts maintained with the Lender.  The Lender is authorized to debit any account maintained  with  it or any affiliate of Lender by the Borrower and each Guarantor for any amount  of principal, interest or fees which are then due and owing to the Lender.  The  rights  of  the  Lender  under this subsection  are  in addition to other rights and remedies (including  other rights of set-off) which the Lender may have.

4.H  NO WAIVER; REMEDIES.

     No failure on  the  part  of  the  Lender to exercise, and no delay in exercising, any right under any of the Loan  Documents  shall  operate as a waiver thereof; nor shall any single or partial exercise of any right under any of the Loan Documents preclude any other or further exercise thereof or
the  exercise  of  any  other  right.   The  remedies  herein  provided are
cumulative and not exclusive of any remedies provided by law.

5.H  COSTS AND EXPENSES.

     The Borrower and the Guarantors, jointly and severally, agree  to  pay on  demand  all costs and expenses of the Lender (including attorney's fees and the reasonable  estimate  of the allocated cost of in-house counsel and
staff)  in  connection  with  the  preparation,   amendment,  modification,
enforcement  (including,  without  limitation,  in  appellate,  bankruptcy,
insolvency,  liquidation,  reorganization,  moratorium  or   other  similar
proceedings) or restructuring of the Loan Documents.

6.H  PARTICIPATIONS.

     The   Lender   may   sell,   assign,   transfer,  negotiate  or  grant
participations  to other financial institutions  in  all  or  part  of  the obligations of the  Borrower  and the Guarantors outstanding under the Loan
Documents, PROVIDED that any such  sale,  assignment, transfer, negotiation or participation shall be in compliance with  the  applicable  federal  and
state   securities  laws;  and  PROVIDED,  FURTHER  that  any  assignee  or transferee  agrees  to  be  bound  by  the  terms  and  conditions  of this
Agreement.   The  Lender  may,  in  connection  with any actual or proposed assignment or participation, disclose to the actual or proposed assignee or participant, any information relating to the Borrower,  the  Guarantors  or any of their respective Subsidiaries.

7.H  EFFECTIVENESS; BINDING EFFECT; GOVERNING LAW.

     This Agreement shall become effective when it shall have been executed by  the  Borrower,  each  Guarantor, and the Lender and thereafter shall be binding upon and inure to the  benefit of the Borrower, each Guarantor, the
Lender and their respective successors and assigns, except that neither the
Borrower nor any Guarantor shall  have  the  right  to  assign  its  rights hereunder  or  any  interest  herein or under any Loan Document without the
prior written consent of the Lender.   THIS AGREEMENT AND THE NOTE(S) SHALL
BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE  WITH, THE LAWS OF THE STATE OF
NEW YORK WITHOUT GIVING EFFECT TO ITS CHOICE OF LAW DOCTRINE.

8.H  WAIVER OF JURY TRIAL.

     THE  BORROWER, EACH GUARANTOR AND THE LENDER  HEREBY  AGREE  TO  WAIVE
THEIR RESPECTIVE  RIGHTS  TO  A  JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION
BASED UPON OR ARISING OUT OF THIS  AGREEMENT, ANY OF THE LOAN DOCUMENTS, OR
ANY DEALINGS BETWEEN THEM RELATING TO  THE  SUBJECT  MATTER  OF  THIS  LOAN
TRANSACTION  AND  THE  LENDER/BORROWER/GUARANTOR RELATIONSHIP THAT IS BEING
ESTABLISHED.  The scope  of  this waiver is intended to be all-encompassing of any and all disputes that may  be  filed in any court and that relate to the  subject  matter  of this transaction,  including  without  limitation, contract claims, tort claims,  breach  of duty claims, and all other common law  and statutory claims.  The Lender, the  Borrower  and  each  Guarantor acknowledge  that  this  waiver  is  a  material inducement to enter into a business  relationship,  that each has already  relied  on  the  waiver  in entering into this Agreement,  and  that  each will continue to rely on the waiver in their related future dealings.  The Lender, the Borrower and each
Guarantor further warrant and represent that  each has reviewed this waiver with its legal counsel, and that each knowingly  and voluntarily waives its
jury trial rights following consultation with legal  counsel.   THIS WAIVER
IS  IRREVOCABLE,  MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY  OR  IN
WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS,
SUPPLEMENTS OR MODIFICATIONS  TO  THIS AGREEMENT, THE LOAN DOCUMENTS, OR TO
ANY OTHER DOCUMENTS OR AGREEMENTS RELATING  TO  THE  LOAN.  In the event of litigation, this Agreement may be filed as a written consent  to a trial by the court.

9.H  CONSENT TO JURISDICTION; VENUE; LENDER FOR SERVICE OF PROCESS.

     All   judicial   proceedings  brought  against  the  Borrower  or  any
Guarantor, with respect  to this Agreement and the other Loan Documents may be brought in any state or  federal  court of competent jurisdiction in The
City of New York or in the State of New York, and by execution and delivery of this Agreement, the Borrower and each  Guarantor, accepts for itself and in  connection  with  its properties, generally  and  unconditionally,  the nonexclusive jurisdiction  of  the aforesaid courts, and irrevocably agrees to  be  bound by any judgment rendered  thereby  in  connection  with  this
Agreement.  The Borrower and each Guarantor irrevocably waives any right it may have  to  assert  the  doctrine of FORUM NON CONVENIENS or to object to venue to the extent any proceeding  is  brought  in  accordance  with  this
subsection.   The  Borrower  and  each Guarantor designates and appoints CT
Corporation Systems and such other  Persons as may hereafter be selected by the Borrower or any Guarantor, as the  case may be, irrevocably agreeing in writing to so serve as its agent to receive  on  its  behalf service of all process  in  any  such  proceedings in any such court, such  service  being hereby acknowledged by the  Borrower and each Guarantor to be effective and
binding service in every respect.   A  copy  of  any such process so served
shall be mailed by registered mail to the Borrower or such Guarantor at its address  provided  in  the applicable signature page  hereto,  except  that unless otherwise provided  by applicable law, any failure to mail such copy
shall  not  affect the validity  of  service  of  process.   If  any  agent
appointed by  the  Borrower or any Guarantor refuses to accept service, the
Borrower and each Guarantor hereby agree that service upon it by mail shall
constitute sufficient  notice.   Nothing  herein  shall affect the right to
serve process in any other manner permitted by law or shall limit the right of the Lender to bring proceedings against the Borrower or any Guarantor in courts of any jurisdiction.

10.H LAWFUL RATE.

     All  agreements between the Borrower, any Guarantor  and  the  Lender, whether now  existing or hereafter arising and whether written or oral, are expressly limited so that in no contingency or event whatsoever, whether by reason of demand or acceleration of the maturity of any of the indebtedness hereunder or otherwise, shall the amount contracted for, charged, received, reserved, paid or agreed to be paid to the Lender for the use, forbearance, or detention of  the  funds  advanced  hereunder  or  otherwise, or for the performance  or  payment  of  any covenant or obligation contained  in  any document executed in connection  herewith,  exceed  the highest lawful rate permissible under applicable law (the ``HIGHEST LAWFUL  RATE''),  it  being the  intent of the Borrower, each Guarantor and the Lender in the execution hereof  and  of  the  Loan  Documents to contract in strict accordance with applicable usury laws.  If, as  a  result  of any circumstances whatsoever, fulfillment by the any of the Borrower, any  Guarantor or the Lender of any
provision hereof or of any of such documents,  at  the  time performance of such  provision  shall  be  due,  shall involve transcending the  limit  of validity prescribed by applicable usury  law or result in the Lender having or  being  deemed  to have contracted for, charged,  reserved  or  received interest ( or amounts  deemed  to  be  interest)  in excess of the maximum, lawful  rate  or  amount of interest allowed by applicable  law  to  be  so contracted for, charged,  reserved  or  received  by the Lender, then, ipso facto, the obligation to be fulfilled by the Borrower, or any Guarantor, as the case may be, shall be reduced to the limit of such  validity,  and  if, from  any  such  circumstance,  the  Lender  shall ever receive interest or anything which might be deemed interest under  applicable  law  which would exceed  the  Highest  Lawful  Rate,  such  amount  which would be excessive interest shall be refunded to the Borrower or such Guarantor,  as  the case may  be,  or,  to  the extent (i) permitted by applicable law and (ii) such excessive interest does not exceed the unpaid principal balance of the Note and  the amounts owing  on  other  obligations  of  the  Borrower  or  such
Guarantor,  as  the  case  may  be,  to  the Lender under any Loan Document applied to the reduction of the principal  amount  owing  on account of the
Note  or  the  amounts owing on other obligations of the Borrower  or  such
Guarantor, as the  case  may  be, to the Lender under any Loan Document and
not to the payment of interest.   All interest paid or agreed to be paid to
the Lender shall, to the extent permitted  by applicable law, be amortized,
prorated,  allocated,  and  spread  throughout  the   full  period  of  the
indebtedness  hereunder  until  payment  in  full of the principal  of  the indebtedness hereunder (including the period of  any  renewal  or extension thereof) so that the interest on account of the indebtedness hereunder  for such  full  period  shall  not  exceed  the  highest  amount  permitted  by
applicable  law.   This  paragraph shall control all agreements between the
Borrower, the Guarantors, and the Lender.

11.H ENTIRE AGREEMENT.

     This Agreement with Exhibits  and  the other Loan Documents embody the
entire  agreement  and  understanding  between   the   parties  hereto  and
supersedes all prior agreements and understandings relating  to the subject matter hereof.

12.H SEPARABILITY OF PROVISIONS.

     In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not in any way be affected or impaired thereby.

13.H EXECUTION IN COUNTERPARTS.

     This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

           [Remainder of page intentionally left blank.]

                                                        EXECUTION


                         CREDIT AGREEMENT


                   DATED AS OF JANUARY 31, 1996


                               AMONG


                  PILGRIM'S PRIDE, S.A. DE C.V.,
                           AS BORROWER,


                   PILGRIM'S PRIDE CORPORATION,
         AVICOLA PILGRIM'S PRIDE DE MEXICO, S.A. DE C.V.,
    COMPANIA INCUBADORA AVICOLA PILGRIM'S PRIDE, S.A. DE C.V.,
      PRODUCTORA Y DISTRIBUIDORA DE ALIMENTOS, S.A. DE C.V.,
     IMMOBILIARIA AVICOLA PILGRIM'S PRIDE, S. DE R.L. DE C.V.,
                                AND
              CIA. INCUBADORA HIDALGO, S.A. DE C.V.,
                          AS GUARANTORS,


                                AND


      INTERNATIONALE NEDERLANDEN (U.S.) CAPITAL CORPORATION,
                             AS LENDER

